Casey's General Stores (Q4 FY 2019 Earnings) June 11 2019

Corporate Speakers:

•	Bill Walljasper; Casey's General Stores; SVP & CFO

•	Terry Handley; Casey's General Stores; President & CEO

Participants:

•	Karen Short; Barclays Investment Bank; Managing Director

•	Bonnie Herzog; Wells Fargo Securities, LLC; Managing Director & Senior Beverage and Tobacco Analyst

•	Kelly Bania; BMO Capital Markets; VP, Investment Banking

•	Damian Witkowski; Gabelli & Company; Research Analyst

•	Irene Nattel; RBC Capital Markets; Managing Director

•	Chuck Cerankosky; Northcoast Research; Managing Director, Equity Research Analyst Principal

•	Anthony Lebiedzinski; Sidoti & Company; Senior Equity Analyst

•	Chris Mandeville; Jefferies; SVP

•	Chris Prykull; Goldman Sachs; VP

•	John Royall; JPMorgan; VP

PRESENTATION

Operator: Good day, ladies and gentlemen and welcome to the Q4 FY 2019 Casey’s General Stores Earnings Conference Call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to introduce you host for today’s conference, Bill Walljasper, Chief Financial Officer. You may begin.

Bill Walljasper: Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended April 30th. I’m Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I’ll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities, and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value-creation plan or to realize benefits from that value-creation plan as well as other risks, uncertainties, and factors which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our website.

Any forward looking statements made during this call reflect our current views as of today with respect to future events and Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. I would now like to turn the call over to Terry.

Terry Handley: Thank you, Bill, and good morning, everyone. Before we summarize our fourth quarter results and outlook for fiscal 2020, I wanted to take a brief moment to comment on the announcement we made last week about my upcoming retirement.

As I reflect on my nearly four decades with Casey’s, I'm incredibly proud of what our team has accomplished, and I’m confident that the business is well positioned for continued success.

This is the right time for me to retire, and I have absolute confidence in my successor, Darren Rebelez. I know Darren personally, and I'm familiar with his tremendous leadership experience in the convenience store, fuel, and restaurant industries, most recently as the President of IHOP. I look forward to seeing where he takes this great company in the years ahead.

As this will be my last earnings call, I want to thank all of you for your keen interest in our company. It has been a pleasure getting to know all of you over the years. I know you will welcome Darren when he officially starts later this month.

Now let's move on to our results for the quarter and fiscal 2019, as well as our outlook for fiscal 2020. As most of you have seen in the press release, diluted earnings per share for the fourth quarter were up 33% to $0.68 compared to $0.51 a year ago and up over 44% for the year to $5.51, excluding the onetime benefit from tax reform a year ago.

The results were primarily driven by effective control on operating expenses and margin expansion across all of our categories compared to the last fiscal year. We continue to make excellent progress towards the execution of the various components and the value creation plan, and remain optimistic about the opportunities in the upcoming fiscal year.

I would now like to summarize our results and some of the details in each of the categories. During the fourth quarter in the fuel category, we experienced rising wholesale cost which put pressure on our margin.

However, we were pleased with the way that retail fuels and store operations teams managed through this environment to optimize gross profit dollars.

As a result, we were able to achieve an average fuel margin of $0.186 per gallon for the fourth quarter and drove fuel gross profit dollars up over 17% compared to the same period a year-ago.

Same-store gallons sold in the quarter were down 2.8%. The same-store gallon decline was primarily related to our optimization efforts and previously described – as previously described and softer demand as retail fuel prices rose from the third quarter and vehicle miles traveled in the Midwest has declined.

The average retail fuel price during the quarter was $ 2.46 per gallon. Despite the decline in same-store gallons, total gallons sold for the quarter were up 2.6% to $546 million primarily due to a strong contribution from new stores opened in the last 12 months.

Same-store gallons sold year-to-date were down 1.7% with an average margin of $0.203 gallon resulting in an increase in fuel gross profit dollars for the year of 14.6% to $466.1 million.

Same-store gallons sold in May was in line with our expectations but was below our annual guidance as we compare it against a very strong month from a year ago and adverse weather across our – most of our marketing territory. The average fuel margin May is within our current annual range.

In the Grocery and Other Merchandise category, total sales were up nearly 10% to $562.7 million in the fourth quarter. Same-store sales were strong up 5.7% during the same period with an average margin of 31.5% up 30 basis points from a year ago in the same period.

For the fiscal year, same-store sales were up 3.6% with an average margin of 32.1%, up 30 basis points from the prior year. The strong movement in same-store sales during the quarter was driven by significant gains late in the quarter from packaged beverage and beer in part due to improved weather, as well as continued strength in other tobacco products.

The margin increase for the quarter and the year was up primarily due to a product mix shift toward higher margin items across the grocery and other merchandise category, as well as promotion optimization.

Gross profit dollars for the quarter in the category were nearly 11% to $177.2 million. For the year, gross profit dollars are up 9.6% to $759.8 million. Same-store sales in May are below our current annual guidance due to the previously mentioned weather in our market.

In the prepared food and fountain category, total sales were up 5.4% to over $254 million for the fourth quarter. Same-store sales accelerated from the third quarter, up 2%.

The average margin for the fourth quarter was 62.2%, a 250 basis points from the same quarter last year primarily due to strategic price increases taken earlier in the year, favorable commodity prices and a product mix shift.

As a result of the increased sales and margin expansion in the quarter, prepared food gross profit dollars were up nearly 10% to $158.1 million.

For the year, total sales were up 6.8% to $1.1 billion. Same-store sales increased 1.9% with an average margin 62.2%, up 120 basis points from last fiscal year. Same-store sales in May are below our current annual guidance range.

We made great strides this year in controlling operating expenses. For the quarter, total operating expenses were up 9.6% to $346.2 million.

The increase in operating expense is mainly driven by operating 73 more stores this quarter compared to a year ago, cycling or the reduction in 24-hour and pizza delivery formats, increasing technology spend, and an increased incentive compensation from a year ago due to the performance of the company.

Same-store operating expenses, excluding credit card fees, were down 1.1% in the quarter. These results were driven by a decrease in labor hours as we better align our labor schedules to meet customer demand.

Year-to-date, total operating expenses are up 8.4%. Managing operating expense growth will continue to be an area of focus in fiscal 2020. I would now like to turn the call over to Bill to discuss the financial statements.

Bill Walljasper: Thanks, Terry. On the income statement, total revenue in the quarter was up slightly to $2.2 billion, primarily due to an increase in the number of stores in operation compared to the same period a year ago, as well as the sales increase, as mentioned previously.

Depreciation in the quarter was up 9.5%, primarily due to capital expenditures for growth over the past 12 months. The effective tax rate for the quarter was 14.8%. The decrease in the effective tax rate from the third quarter was primarily due to an increase in federal tax credits from a year ago. We expect our effective tax rate for fiscal 2020 to be between 24.5% and 25.5%.

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were $63.3 million. Long-term debt net of current maturities was $1.3 billion. Our trailing 12-month debt-to-EBITDA ratio is at 2.4 times as the recent new store openings and previously mentioned operational improvements at our existing stores contribute to growth in EBITDA.

For the fiscal year, we generate $550 million in cash flow from operations compared to $420 million during the same period last year, capital expenditure for $482 million compared to $615 million a year ago in the same period. Adjusted EBITDA grew 19% in the quarter and is up nearly 16% year-to-date. We will discuss our plans for fiscal 2020 capital allocation later in the summary.

I'd now like to turn the call back over to Terry to update you on the progress with our value-creation plan and outlook for fiscal 2020.

Terry Handley: Thank you, Bill. For this fiscal year, we opened 56 new stores and acquired 24 additional stores. In addition, we replaced eight stores and have eight acquisition stores under agreement to purchase.

Currently, we have 81 stores in our pipeline, including 41 under construction, which puts us off to a great start for achieving our unit growth goals for the new fiscal year. I would now like to provide an update regarding the value-creation plan.

As a reminder, the multiyear, long-term plan is comprised of several key programs and value drivers, including a new fleet car program, retail price optimization, a new suite of digital platforms for our customers as well as a continued focus on controlling operating expenses and capital allocation.

When we first introduced the value-creation plan in March 2018, our goal was to create a plan designed to deliver significant long-term growth, demonstrated by increased earnings per share, EBITDA, return on invested capital and free cash flow.

As we witnessed the continued evolution of the retail landscape and ever-changing consumer habits, we must continue to adapt and broaden the number of performance drivers beyond just same-store sales alone.

A more balanced approach which include margin expansion and expense management through process improvements, focus on increasing gross profit dollars to deliver a strong annual growth rate in earnings per share and EBITDA while increasing after tax return on invested capital.

Based on the results of fiscal 2019 which reflected a 44% increase in earnings per share, a 19% increase in EBITDA and an after tax return on invested capital over 9%, we are well on our way to delivering on these expectations.

With this in mind, I would like to share with you some of the key milestones that we have completed over the course of the last quarter. I will begin with the fleet card program. We launched the new program in late October. Early results show that we are on target with adding new accounts and cardholders.

We currently have over 1,300 new accounts with approximately 72 new cards – 7,200 new cards issued. Even though the utilization of these cards ramped up slower than we expected shortly after we launched, it is beginning to gain momentum as we focus additional resources around the program.

We continue to engage universal card providers as part of the overall approach to our fleet card strategy. The total fleet gallons have grown over 9% in fiscal 2019 compared to a year ago. We remain optimistic about the potential of the overall fleet program going forward.

Price optimization is another key program on our value creation plan. This will allow us to leverage the sales data generated by our broad network of stores combined with market data to market – to make centralized rules based pricing decisions at the pump and in the store which we anticipate will improve gross profit dollars across all categories throughout our network.

During the fourth quarter, we completed the implementation of price advantage to all of our stores. This fuel price optimization tool will provide us with greater agility in adjusting retail prices in response to the ever-changing fuel environment.

Centralized retail pricing changes will be available by the end of the fiscal year as we build out this new tool. Price advantage will also provide the ability to monitor merchandise sales at each store to identify any potential impact to inside sales that may be correlated to retail fuel price movements.

As we have mentioned before, we are utilizing Dunnhumby as our price optimization platform inside our stores. We completed the successful testing in Q4 and will begin a scheduled rollout of this program starting this month and through September.

Price optimization represents a fundamental shift in our marketing processes for both fuel and in-store purchases, supported by increased visibility into our pricing and promotion strategy. We are excited about the benefits these programs will bring to the company.

We continue to progress with our digital engagement program and have reached several key milestones over the last quarter. We have successfully completed the integration of our new e-commerce website. This platform provides an enhanced customer experience by streamlining the ordering and checkout process and allowing the customer to pay online.

In addition, the system automatically engages cross-sell opportunities to the consumer during every order. We have completed the design and testing of the new mobile app and are planning to roll out this new capability in Q1 of fiscal 2020. The loyalty program is planned to be launched in Q2 of fiscal 2020.

The integration of the new suite of digital platforms for customers will create a seamless customer experience both online and in-store that enhances our digital capabilities and facilitates personalized marketing and rewards.

This digital platform will allow us to gain a better understanding of our customers and better serve them by providing value and target-effective promotions that increase our average basket ring and drive additional customer visits.

Our capital allocation strategy will continue to prioritize investments with attractive return profiles, including our value creation programs, as well as disciplined store growth through new store construction and strategic acquisition opportunities.

At this time, I would like to share with you our fiscal 2020 guidance and capital expenditure budget increased same-store gallons sold, down 0.5% to up 1%, with an average margin of $0.205 to $0.225 per gallon, increased same-store Grocery and Other Merchandise sales, 2.5% to 4%, with an average margin between 32% and 33%, increased same-store Prepared Food and Fountain sales, 3% to 6%, with an average margin between 61% and 63%, maintain operating expenses to an increase between 7% and 9%, excluding expenses from the value creation plan, depreciation to increase 11% to 13%; build 60 stores and acquire 25 stores.

The capital expenditure budget for fiscal 2020 breaks down in the following categories new store construction and acquisitions, $294 million, replacement stores, $59 million, transportation and distribution, $43 million, information technology, $29 million, general maintenance, $91 million.

Included in the budget is approximately $22 million for the new distribution center and $17 million for an addition to the corporate office, for a total capital expenditure budget of $516 million in fiscal 2020.

In closing, we continue to take transformational steps to enhance store performance and deliver long-term profitable growth. We will continue to review and add skill set to successfully execute on our strategy to drive significant long-term shareholder value. We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

And our first question is from Karen Short from Barclays. Your line is now open.

Karen Short: A couple of questions. Obviously, you still have this value creation plan in place. We don’t know whether or not Darren has actually gotten in the weeds of that, but maybe you could talk a little bit about where his thoughts might be on endorsing the (inaudible)?

And I realize as you said in the call that there are moving parts to that in terms of focusing a little more on profit dollars versus sales, but any context you could give there would be great.

Bill Walljasper: Yes. Karen, I can’t speak for Darren specifically in terms of his assessment of the value creation plan. I am confident in the fact that he will assess where the programs are going in the future.

And certainly he is a very experienced retailer. And we’ll certainly take into consideration all that’s been done to-date, and also bring his unique experiences and leadership style to the opportunity as well as just driving the company forward.

Karen Short: And then Terry maybe you could just comment a little bit on obviously maybe if you could just comment a little bit on obviously the timing is right and then were kind of right in the middle of the value creation plan. So any thoughts on why now is the right time to leave after such a great career at Casey's. That’d be great.

Terry Handley: Yes. Sure. I mean in terms of the timing with regards to the value creation plan that really wasn't necessarily in my mind Karen. This is something that I have been working with the board for approximately a year and certainly within the last six months and more strategic process in terms of finding that successor.

Certainly for me after 38 and a half years of being here with Casey's literally serving with the company for my entire adult life. We got a lot of passion for this company but I also [ph] lot to my family.

So it's time for me to put them first. I've got a lot of payback in that regard and that is certainly going to be my priority going forward.

But Casey's will always be at the forefront of my mind and I will do whatever I can to support Darren, he's an outstanding individual with a great deal of integrity. And quite frankly I can't think of a better individual for Casey's as the leader going forward and I will do whatever I can to support him.

Karen Short: Great. That's helpful. And then Bill just a couple of questions. Looking at OpEx for 2020, can you maybe just give a little bit of color on how to think about the cadence of the growth throughout 2020, and I would ask the same question regarding D&A? And then last housekeeping is what credit card fees were in the quarter?

Bill Walljasper: Yes. Absolutely. First of all, credit card fees were $33.6 million in a quarter. With respect to operating expense, I'm going to probably broaden your question talk about Q4 and then take that into the fiscal 2020 question that you specifically had. Q4 obviously was up a little higher than where we trended at sequentially in the last several quarters, coming in at 9.6%.

There were several things in the fourth quarter that transpired. First of all, we are lapsing the 24-hour pizza delivery format changes we did a year ago. Also, incentive compensation as the company performs, we certainly have an opportunity to have incentive compensation to the several people within the company.

In comparison to fiscal 2018, there were no bonuses paid out and the combination of those two factors were roughly about 1% to 1.5% of that 9.6%. So, obviously, as we look at our guidance, that 7% to 9%, that does include fees related to the value or expenses related to the value-creation plan.

We certainly believe that the run rate is lower than that fourth quarter results. So, with respect to the operating expenses going forward, we, obviously – we’re very optimistic that we can continue to control labor hours.

We have several things that are being kicked off here in the first quarter, probably at the forefront is the execution on a time and motion study that will feed into a new labor scheduler. A time and motion study will be completed here in the first quarter and then starting to roll out that scheduler roughly Q2 of this fiscal year.

So, really, what that does for us, Kraen, or what we're excited about is it will be a much more automated approach on a store-by-store basis to monitor the performance and sales of that store and adjust labor accordingly to meet the customer demand.

So, I think that's where we'll have quite a bit of our efficiencies going forward. Obviously, it’s going to be a key focus for us in 2020 as it was in fiscal 2019.

Karen Short: So, OpEx will kind of start a little higher and then taper off as we go through the year?

Bill Walljasper: Yes. I think that's kind of the intent right now. When you think about OpEx from a high level, you figure somewhere around probably 2.5%, maybe 3% on a same-store basis.

You’re going to throw 4%, 4% to 5% with the new store growth and a few miscellaneous things in there and that gets you in that 7% to 9% range, just thinking about it from a high-level perspective. But you're right. You're right on point, though. I think the labor schedule is something that will benefit us in the back half.

Karen Short: Okay. And then just D&A?

Bill Walljasper: Yes, D&A, I mean obviously one of the things in D&A, you saw the D&A kind of move downward in the last couple of quarters. A function of that is accelerated depreciation from replacement store activity, a little bit less this year than the prior year.

But as far as D&A goes, roughly we're going to have the same number of units. That could swing, I will say that, depending on the acquisition environment.

But I think that’ll be a relatively smooth cadence throughout the fiscal year as we look at the planned rollout of our new store construction activity. It should be relatively smooth this fiscal year.

Karen Short: Great. Thanks.

Bill Walljasper: You bet.

Operator: Thank you. Our next question is from Bonnie Herzog from Wells Fargo. Your line is now open.

Bonnie Herzog: All right. Thank you. Good morning. I first wanted to ask a question on your fuel margin guidance for the year. There's a decent step-up from last year and certainly historically. So just really want to hear from you guys. What gives you the confidence that this will be achievable?

Terry Handley: Yes, Bonnie, this is Terry. I would tell you that the price optimization tool is certainly an element that we are quite confident in, and quite – and honestly it's the retail fuels team and their partnership with our store operations leadership.

If you think back to a year ago during this call, we were talking about the timing of the retail price optimization tool, and quite frankly we jumped out ahead of that a little bit in terms of its implementation with the leadership in store operations, as well as in retail fuel's team and their continued conversation and engagement on calls and utilizing the tools we had at the time in order to facilitate the review of our pricing strategies and the maximization of margin.

And as the tool is now just becoming engaged here in Q4, we have set the rules around those different markets. We got a talented retail fuel’s team utilizing that tool and we've got a store operations leadership team that has embraced the decentralization of pricing strategy versus the decentralization.

So, I'm quite confident the fact that we have just begun the opportunity to influence not only on the margin side but I would tell you in certain markets potentially an increase in volume but again that will be market to market driven.

And on top of that then would be the fuel procurement. We're building out that fuel procurement team and we are taking a strategy in terms of looking at fuel contracts and how that might assist us in terms of enhancing the margin side of this equation, and we certainly believe that in the early days here of this engagement that we're having a positive impact and we continue to believe that that's going to grow throughout the rest of the fiscal year.

Bonnie Herzog: Now that's really helpful and so then as you kind of look out into the future, I mean would you or do you believe that these margins can continue to expand especially when you just mentioned that you're just in the beginning of implementing some of these initiatives?

Terry Handley: Well, certainly I think that we will find a more balanced approach to fuel our pricing strategy, which I believe we will find again opportunities in certain markets where we can expand upon the margin and find that better balance.

But I think also just with regards to the environment itself will influence where margins – fuel margins go. Again, as we all know and as we've talked about in this call…

Bonnie Herzog: Yes.

Bill Walljasper: In the past, a lot of retailers are pressured by rising minimum wage. So labor pressures, credit card fees depending on what the retail fuel price does. So I can't speak to exactly where this will go.

But certainly if you look historically, we've seen rising fuel margins over the last 5 to 10 years. I don't see any reason why it should go the other direction. And certainly we're going to be right out in front as we utilize this price optimization tool. And with the great leadership that we have in the field as well as our – as well as with our retail fuels team.

Bonnie Herzog: Okay. And then a question on your fleet card program, you mentioned again – I think it keeps ramping a little bit slower than you expected.

So I'm wondering has this improved even sequentially this quarter versus last, and maybe some of the changes that you've been implementing, and just kind of wondering how it's tracking in terms of what you might be seeing, and any lift to the fuel volume or maybe more importantly I guess in store traffic.

Bill Walljasper: Yes. I mean certainly sequentially it is moving quarter-to-quarter. And you're right. I mean we would have liked it to have moved quicker. We anticipated it to move quicker. But we see – we continue to see growth in that regard. The universal fleet card gallon is where we've had a great surprise. And that continues to be a solid benefit for us.

And with regards to the influence on inside sales, we haven't necessarily seen the expected influence on inside sales as yet. But certainly as we begin to build out the fleet card program and the cross-sell opportunities and merchandising capabilities, we’ll certainly improve.

Bonnie Herzog: Okay. And then if I could ask one final question, just wanted to drill down a little further on the strength in your grocery comps. You mentioned a lot of this was driven by strong packaged beverage and beer, as well as OTP.

So I was hoping you could drill down just a little further on maybe which categories or segments performed really well, and then love some color on the Memorial Day weekend for you guys specifically and possibly consumer traffic and spending, also, given the weather, I guess maybe your regions. You had better weather than a lot of us. Thanks.

Bill Walljasper: All right, Bonnie. This is Bill. I’ll try to take a crack at all those questions. If I missed one of them, just circle back with me, if you could, and I'll certainly respond accordingly.

But with respect to the same-store sales and the growth in general merchandise category in our fourth quarter, yes, they were obviously very robust relative to some prior quarters.

And so it's a combination of several things. Obviously, we continue to look to have product refinements and promotional activity. But as you know, Bonnie, you’ve been following our stock for quite some time, and the short-term weather can affect our business.

And so, looking at the fourth quarter in the month of April, we had a significant increase in same-store sales in the categories that you would expect with favorable weather. We saw in the month of April double-digit same-store sales in the beer category, the packaged beverage category, the underlying grocery category, were all in that double-digit sales, and that's driving the overall comp in the quarter.

So with that – in that regard, as we move into the month of May, our marketing area, and we kind of referenced it in the narrative, was impacted pretty significantly across all of our 16 states by a very wet May, it’s one of the wettest May on record. To put in perspective, the farming community is behind several weeks in planting their crop. And that should be planted by now.

And so, with that, obviously, the customer traffic moves in a downward direction and that's part of the commentary that we had. You probably have seen also some of the flooding activity that we've had in our market area.

It hasn't necessarily impacted physically the stores but logistically getting product to the stores, not only grocery and general merchandise but significantly fuel which causes delays. We have some outages.

So, I wouldn't – I would certainly anticipate a slight impact in the month of May. But again, that's just one month as we move forward. And so, that's what gives us some optimism going forward.

Bonnie Herzog: Okay. That's helpful.

Bill Walljasper: Yes. I hope that's helpful.

Bonnie Herzog: Yes. Thank you. And then, I just want to say best of luck with everything, Terry.

Terry Handley: Thank you so much, Bonnie. It's been a pleasure.

Bonnie Herzog: Thanks.

Operator: Thank you. Our next question is from Kelly Bania from BMO Capital. Your line is now open.

Kelly Bania: Hi. Good morning. Thanks for taking my questions.

Bill Walljasper: Good morning.

Kelly Bania: Wanted to – good morning, Terry. Good luck to you. And congratulations. I wanted to just ask a little bit more about the fuel margins and what kind of competitive response you're seeing if any?

Are you are you kind of still maintaining a similar gap to your competitors or is your fuel price optimization efforts widening that fuel margin gap or is this – and is this broadly across your markets or is there any specific region where you see more specific opportunity on that front?

Terry Handley: Yes. Bonnie, this is Terry. I would tell you that in terms of it being a broad response from competition, it’s more of a market-to-market basis. In May cases over the years, with our prior fuel pricing strategy where we identify the competition within a particular market and we follow them ensuring that we were not going to be under sold in terms of our retail price.

That was one of those areas that we realized over time with the density of our stores and the growth, the number of our stores that the reality is we were the market leader and we were most likely holding margin opportunities down and artificially inflating volumes.

So this is an opportunity for us to reverse that course and maximize those potentials in terms of margin, as well as resulting gross profit dollars to the organization. And certainly I think within market to market situations the competitors will react differently.

In some cases those particular – some competitors will look at that and say okay they've been fighting us all these years, now we have an opportunity to maybe make a little more money ourselves and that's fine.

But understand we will continue to monitor the opportunities within a market to market basis, store to store, town to town and we're here at the end of the day, we're trying to drive gross profit dollars back to the organization.

Kelly Bania: Okay. That's helpful. And I guess just on comps in the quarter just seemed like a wide divergence between the grocery and general merchandise performance and especially sounds like a strong April and maybe the prepared food comps, and just curious if you saw the same kind of strength in April and as you look forward into this upcoming fiscal year you're really calling for an acceleration in that category.

And so maybe just help us understand what's driving that? What's happening underneath within prepared food comps? What's really working and what's not?

Bill Walljasper: Yes. I'll be happy. This is Bill, Kelly. So, with respect to -- I think you still had a question about the month of April. So any time you – first of all, any time you have a significant temperature differential on a period-over-period basis, the categories that would be impacted first and foremost are the ones you would probably expect. That would be the packaged beverages and the beer categories.

With respect to prepared foods specifically in the month of April, we actually had a mid-single-digit comp in that month of April. So we definitely saw an acceleration in that regard. We definitely had positive track in the month of April.

So now to your question about the guidance for fiscal 2020 is 3% to 6% guidance. Obviously, when you start looking at to trying to predict consumer behavior in the future, that can be obviously very challenging, especially when you are rolling out tools as we speak that we hope to effectuate change in that regard. And so that's why you get a little bit of a wider delta in this – in the prepared food category than the rest of the categories.

Now, you also see – when you look at the grocery and general merchandise category, as well as the fuel category, we have margin spread. And the part of that reason is we have tools out there already that we have confidence in that we have had some success on the fuel side.

But we did complete the testing in the grocery and general merchandise side for price optimization, and believe that we have the ability to drive margin.

It becomes a little bit more challenging to predict where that comp goes, but definitely believe have we –we have that ability to grow the comp in prepared foods. Some of the things that give us that confidence as you mentioned, we just rolled out the e-commerce platform here in April.

And certainly we believe that's going to give us an opportunity to increase average basket ring. Secondly, as we – as Terry alluded, the new mobile app gets launched this quarter, more streamlined approach to ordering as well is another opportunity, another avenue for our consumers to touch base with us in that category.

Then, right now, we're scheduled or planning to launch the loyalty program in the second quarter. And so we look at the cadence of Prepared Food comps over the course of fiscal 2020. We anticipate that ramp and sequentially every quarter as we move throughout the year. Hopefully, that helps you out.

Kelly Bania: Yes. Maybe just to follow up on that, as we think about your comment about basket and ring, is that price-driven or is that mix-driven? Or just as we think about that outlook, is that more – for 3 to 6 comps there, is that more of a traffic or a ticket acceleration that you're expecting?

Bill Walljasper: Well, it’s going to be both. I mean, definitely, we expect a ticket. One of the things that the e-commerce platform provides is, I will say, 100% automatic cross-sell opportunity to the consumer.

So when you go on to that website and order a pizza or other products, it will automatically push you that direction. And so we are definitely seeing an uptick in that regard. And so it's going to be little bit of both. But early on, it’ll be generated to the average basket ring.

Kelly Bania: Okay. And maybe just another one, you mentioned the delayed plantings, the flooding. Maybe just help us understand the state of the kind of economic backdrop, the farm income, and your core consumer in your trade area.

Bill Walljasper: Yes. Certainly the farm income, as you know, has been somewhat down over the last three years. The outlook here for this calendar year, there might be a slight increase in farm income, but there’s nothing dramatic that we have seen coming out of reports.
Certainly the weather patterns that we had early in the – this calendar year so far have not been conducive for the farmers and their planning.

As I mentioned, the farmers are probably a couple of weeks, two to three weeks behind their planning, and that does factor into their mindset moving forward. So, again, that's kind of one of those ever-changing consumer habits things that Terry talked about that we just need to continue to adapt to.

Operator: Thank you. Our next question is from Damian Witkowski from G Research. Your line is now open.

Damian Witkowski: Terry, it’s been a pleasure and all the best.

Terry Handley: Yes. Thank you.

Damian Witkowski: I just have a question on the fuel margin guidance for next year and realized that that changes depending on what crude does. But just overall, does contemplate you sort of losing some market share and the range that you provided? And also, what does it contemplate in terms of value for…

Terry Handley: Well, in terms of the market share, certainly, we understand as we change our strategy or identify a renewed strategy in certain markets there will be potential loss in volume but we want to find that balance between that loss of volume and the margin increase.

So, there will be movements on both sides of that as we find that delta on a market-to-market basis. But overall, we believe that utilizing the price optimization tool, the continued cooperative effort and communications between the retail fuel’s team and store operations leadership, we'll understand those market-to-market dynamics and certainly we’ll be confident in the fact that this margin opportunity that we have, this goal that we have for fiscal 2020 is achievable as well as what we're doing on the fuel procurement side.

We can't forget about those dynamics as well and what the fuel procurement team can bring to us going forward. In terms of RINs right now, the RINs really hasn't been much of an impact at all and unless something changes here in fiscal 2020 in terms of the environment, I still don't anticipate there being any major impact or change in RIN.

Bill Walljasper: Thank you, Damian. This is Bill Walljasper. Hey, I just wanted to say add to what Terry had to say. Terry is exactly correct. We believe RINs are embedded in the cost and so the ebb and flow of that gets kind of flushed out overall and the margin.

I'm just kind of putting perspective, I mean some people ask the question we sold 18.6 million RINs in the quarter for a value of $3.5 million dollars but a couple things to think about on that fuel margin question that you had. We finished the year at $0.203 per gallon.

Obviously if you look at the guy for fiscal 2020, we are anticipating acceleration in that margin activity and obviously keeping the underlying macro environment somewhat consistent.

Now that could change as you alluded to it the answer to your question but think about a couple of things with respect to cadence and the fuel category moving forward.

As we move into the first quarter, we will begin to complete the integration of our point of sale system with this new price advantage tool. And then we still have roughly about 400 stores that don't have automated price signs.

We’ll begin to automate those price signs where we can in the second quarter and so that coupled with the fuel procurement activity that we just basically we just started here back in the fourth quarter.

We definitely believe we have an opportunity even though we're going to be comparing. We know we're going to be comparing against a very abnormally favorable fuel margin environment in the fall. We still think we have opportunities to grow that fuel margin.

Damian Witkowski: Okay. And then I realized Darren wouldn't sign off on the long-term plan that you guys have in place but is he – did he sign off on the 2020 guidance or is that still – because he hasn't started, he doesn’t..

Bill Walljasper: Yes. So I know Darren hasn’t had an opportunity. He's been inundated with a lot of material that we've sent him and the board has sent him. So I know he is going through and digesting that material. I've not heard any comments to the contrary with respect to FY 2020 plan at this point in time.

Damian Witkowski: Yes. All right. That’s fair. Thank you so much.

Bill Walljasper: You bet, Damian.

Operator: Thank you. Our next question is from Irene Nattel from RBC Capital Markets. Your line is now open.

Irene Nattel: Thanks. Good morning, everyone. And, Terry, I'll add my voice to the chorus of congratulations.

Terry Handley: Well, thanks so much, Irene. It's been an absolute pleasure.

Irene Nattel: Likewise. Likewise. Sadly, we need to turn to more practical items, however. So I'm just wondering – Yes. Sorry, always comes back to that.

On the fuel acquisition team, maybe you could just walk us through a little bit how you've done it historically, and what kind of changes you're thinking about making, and where you think the opportunity lies and how big it is.

Bill Walljasper: Yes. In terms of the fuel procurement, I think that's where you're going, Irene…

Irene Nattel: Yes. Sorry. Fuel procurement. Yes.

Bill Walljasper: Yes. No. Fuel procurement, historically, we have been a rack purchaser of fuel on a daily rack pricing. And we certainly see the opportunities for growth in the basis points by looking at contracts. And we've had very limited exposure or attempted fuel contracts. We think that there, again, is a great upside there.

And – but we really needed to build out the team in terms of experience. We've identified a couple of great folks from outside the company that we've brought to the team here during the last – the back half of fiscal 2019, and they certainly have had an impact already and I believe we're just now beginning to scratch the surface, if you will, in terms of identifying these contracts.

We have contracts already established, and we believe, based on those current contracts, we'll see an upward movement in the margin through basis points improvement.

We'll continue to build out the team, as well as understanding how we do a better job in terms of our fleet management as well. And so we think that there is, again, a great upside here in just being a little more deliberate in terms of how we do that and being more strategic in terms of we purchase our fuel.

Irene Nattel: That's really helpful. Thank you. And it sounds as though at this point there's absolutely no plan whatsoever to perhaps move to a sort of a national brand versus private label – Casey’s brand fuel.

Bill Walljasper: No, no, absolutely. Quite frankly, Irene, and I've said this before on calls and so forth in terms of – we consider Casey’s a national brand. We consider that a fuel brand. And so we don't really see any reason to do anything different than what we're doing right now. We believe we can compete with anybody in our market wherever we operate.

Irene Nattel: Absolutely. A couple of other questions, if I might. Just thinking about the fleet card and the sort of the opportunity for in-store convergence, as you roll out the loyalty program and as you roll out some of the other e-commerce tools, is there any difference in your ability to target that customer base? Do you think that sort of there's something there, particularly for the fleet card users?

Bill Walljasper: Yes. I guess I'll start that and maybe Bill can jump in here in case I go down the wrong path here, Irene.

But I would tell you that I would look at that much as we're going to look at in terms of the digital engagement and the identification of our customers, their purchasing habits and how we can promote to them specifically and bring value opportunities to them as individuals based on their purchasing habits.

So, certainly, it's more specific to our retail customers than maybe to our fleet customers. But I believe that there's still opportunity there as well.

And quite frankly, at store level, our store operations leadership in the field in these small communities, they know their customers, they understand their habits, their purchasing tendency, and certainly we can build a promotional structure around what we've identified in particular markets.

Irene Nattel: That's great. And just one final one if I might, can you address the current acquisition environment?

Bill Walljasper: Well, right now, in terms of the acquisition environment, we still look at opportunities throughout our operating area.

And there are, historically, have been some pretty high multiples being paid in some of these acquisitions. We still believe that, what I'll call, tuck-in acquisitions are best suited to us and we have – we're purchasing a great book of business on a case-by-case basis.

And we're going to continue to be disciplined. I will say that. We will continue to be disciplined in terms of our approach to acquisitions. And if we find an acquisition of some size that we feel that we have an opportunity to integrate and bring value to shareholders, then we will certainly look at that.

But at the end of the day, when we make an acquisition we want to make sure it brings shareholder value and if we don't believe it's going to do that, if we believe that multiple is out of line, then we will walk away.

Irene Nattel: That's great. Thank you. And then sorry I lied. One final one, if I might. As you see sort of the shift in how you go to market on the fuel procurement side, how would you assess your abilities in your inside store categories, and do you think there may be some opportunities there as well as we move forward?

Bill Walljasper: Well, certainly with regards to procurement on the inside items, we have – utilizing our distribution network that we have and our ability to purchase truckload pricing.

We are a major national buyer to the vast majority of our supplier. So I would tell you that when it comes to the food service side, the ingredients side, making sure that we are maximizing every opportunity in terms of commodity pricing, that's going to be key.

I will tell you, and I know – I'm confident of the fact that Darren will have the same attitude. We will not sacrifice on quality when it comes to our food category. We will always look to advantages in terms of driving costs out of products, but we will not do so to sacrifice the quality of that product.

Equipment is another opportunity where we always, on an annualized basis, we're looking to where we can do a better job in purchasing our equipment.

And certainly as we go forward and we look at the need for maybe a diversity in terms of that equipment, that may change in how we look in terms of purchasing, but procurement will certainly be a continued focus for us going forward. But we've been doing that an awful long time, and we can always be better at it, but I think we're pretty damn good now.

Irene Nattel: That's great. Thank you.

Operator: Thank you. Our next question is from Chuck Cerankosky from Northcoast Research. Your line is now open.

Chuck Cerankosky: Good morning, everyone. Terry, best wishes as you get ready to retire. All the best to you. And it’s good to see you – you left the team with some tough comparisons for fiscal 2020.

Terry Handley: Yes. Thank you.

Chuck Cerankosky: Bill, could you talk a little bit about the balance sheet going into next year, expectations about free cash flow, and perhaps debt pay down, stock repurchases that sort of thing?

Bill Walljasper: Absolutely. As I mentioned in the call, we currently set it at 2.4 times debt to EBITDA. That will continue to move – we anticipate that will continue to move downward this fiscal year as we pay a little bit of our debt down, but primarily grow EBITDA over the course of this upcoming fiscal year.

One of the things that Terry mentioned in the narrative was as we launched this value creation plan about 15 months ago, one of the items that was key on our list is to continue to drive free cash flow. So we fully anticipate to be free cash flow positive this upcoming year.

Now, with respect to debt, we don't have any plans at this point to take on any new debt. However, I would say we'll be opportunistic in that regard should any type of acquisitions come up that we feel we have the ability to execute on to drive shareholder value.

As you know, Chuck, it – this is a little past fiscal 2020, but we do have a bullet payment $569 million due in August of 2020. And so we are currently looking at that. And I am confident we – we have no concerns if we refinance that in whatever market we choose.

And so as you know treasuries are coming down, whichmake those markets even more attractive. So if that continues along that path as we head into fiscal 2021, I believe we are setting ourselves up for a tailwind with respect to interest payments as we refinance that. I hope that answers your questions.

Chuck Cerankosky: How about share repo? Any thoughts on that story?

Bill Walljasper: Yes. Share repurchase. Yes. Right now we currently – as you saw in the fourth quarter results we do not have any share repurchases.

We’ll be opportunistic on that share repurchase over the course of this year as we – to the extent as we drive free cash flow. I'm not sure and I guess Darren will have to evaluate his thoughts on that, so I don’t want to speak out of turn in that regard.

But it's certainly from my perspective one thing to take on debt when you're at 1 time still up for share repurchase but when you're at 2.5 times or thereabouts it makes us think a little bit but certainly it's not off the table.

We do have an authorization out there that goes through the next June and so we'll continue to keep you updated on that.

But right now I would say this (inaudible) we’re really focusing hard as you can see from our fiscal 2019 results to execute and stand up as value creation plan and so a lot of our resources are moving that direction to drive shareholder value.

Chuck Cerankosky: And back to operations perhaps this is a question for Terry. What was the impact of the enhanced fuel mix on fuel margin in the fourth quarter, and should we expect more from that going forward?

Terry Handley: I'll be happy to jump in. Product [ph] optimizations that we're talking about in fuel?

Chuck Cerankosky: Yes. Everything from diesel to clear gas to more alcohol on it.

Terry Handley: Yes. So on price optimization over the course of the fiscal year which would also include our Q4. You're roughly about 35 basis points to the fuel margin.

Chuck Cerankosky: What would you say is the upside going forward or is there anybody can quantify that?

Bill Walljasper: Yes. So, when we look at product optimization going forward, we won’t cycle over those changes until roughly about the second quarter and third quarter, depending on the tranches and when we made those adjustments.

So, as we move into our first quarter, we’ll continue to have that benefit and a good share of that would be in the second quarter and, again, until we cycle over those changes.

We’ll continue to look for refinements and product mix with respect to diesel, premium, E-15 is another one that’s coming out that might be a larger play in fiscal 2020 and beyond. And so, we’ll keep you up-to-date on that one as well.

Chuck Cerankosky: All right. Thank you.

Bill Walljasper: You bet, Chuck.

Operator: Thank you.

(Operator Instructions)

And our next question is from Anthony Lebiedzinski from Sidoti & Company. Your line is now open.

Anthony Lebiedzinski: Yes. Good morning and thank you for taking the questions, and Terry, certainly, congratulations on your pending retirement and certainly well-deserved.

Bill Walljasper: Thank you, Tony.

Anthony Lebiedzinski: Sure. So, a couple of questions on fuel. So, just wondering as far as the fuel procurement, is there any embedded already expectation within your fuel margin guidance for fiscal 2020? Are you already baking in some improvement because of the fuel procurement specifically?

Terry Handley: Yes. Anthony, this is Terry. And certainly, we’re taking into account the expectations in terms of improvement from fuel procurement and embedded that into the margins.

And so, we’re quite confident that we will reach those goals and we will certainly continue to work for continued enhancements thereof as we begin – as we move through the year and become a more adept at fuel procurement strategy.

Anthony Lebiedzinski: Got it. Thank you for that. And also, longer term, how should we think about same-store fuel volumes with the fact that there are more fuel-efficient vehicles out there on the roads?

And you have mentioned vehicle miles driven have been down here as of late. So kind of longer term, what's the right way to think about the same-store fuel volumes and also taking into account your new fuel pricing strategy?

Terry Handley: Yes. Anthony, again, this is Terry. I would tell you, in terms of the electric vehicles and such, I think that that is longer term down the road.

As we think about the near term, I would tell you that our strategy, our approach around a balance in terms of gallon growth with margin growth is going to be more prominent, and we're very, very confident of the fact that this is the right approach, and certainly I believe the results from fiscal 2019 bear that out.

And as the tool begins to take shape and is utilized by the fuel – the retail fuels team, in cooperation with our store operations leadership, I think we'll continue to find those markets where we can potentially grow gallons, but also, more importantly or just as importantly, is that we're finding those opportunities where we can enhance margin.

Anthony Lebiedzinski: Got it. Right. Thank you for that. And also just wondering if you could just touch on the performance of your stores in some of your newer markets like Ohio and Michigan, for example.

Bill Walljasper: Yes. Quite frankly, those markets are doing quite well, and certainly in any new market, whether it's Michigan, Ohio, Oklahoma, Tennessee, and Kentucky, we’re a new face on the street, if you will, and we need to make sure that they understand what value that we bring to their community.

And it’s not only in terms of being a fuel and food and grocery provider but also being a part of that community.

And that is one of the things I'm quite proud of over the years is that we have – as we move into new communities, we make sure that we aren't just a retailer from the state of Iowa.

We are a part of that community and that we are always involved. And so we want to make sure that that continues. And that certainly plays very well for us that they understand we're there to stay, and we're there to be a part of the community.

But certainly Oklahoma has done very well for us and – as well as Arkansas. So we're excited about these new states, and we'll continue to build out those states doing a great job with them. I can’t thank the store operations seem enough to get out there and get in front of that, just done a great job.

Anthony Lebiedzinski: All right. Well thank you so much and best of luck.

Bill Walljasper: Hey. Thanks, Anthony. Good talking to you.

Anthony Lebiedzinski: Likewise.

Operator: Thank you. Our next question is from Chris Mandeville from Jefferies. Your line is now open.

Chris Mandeville: Hey. Good morning. Bill, to start, can we talk about the strength in Q4, perhaps your food margin and maybe break that down a little bit? What were chief costs in the quarter and where do we stand now in terms of locking in pricing?

Bill Walljasper: Yes. So fourth quarter, there are several things that we’re benefiting the prepared food margin. First of all, we still were benefiting from the retail price and increases that we took in May, and then again – and we took another series in July. So that's first.

Second, you're correct. The commodity price benefit – the cheese cost in the fourth quarter was $1.73 all in. That compares to $1.87 a year ago. So just as a reminder, about every $0.10 swing is about 35 basis points – 35 to 40 basis points is the overall prepared food margin.

And then lastly, a little bit of a product mix shift as we get more promotional on some of the higher margin items that's helping benefit as well. So that's kind of a synopsis there.

As far as locking on cheese, currently we are not locked in on our cheese, currently on the spot market, we're about $1.80, I think about $1.82, $1.83 all in currently which is below Q1 comparison of last year which it was about a $1.87. So we still have a favorable comparison.

We will continue to look for opportunities and we contemplated this over the last probably three to four months as we look at futures made the decision to continue to buy on the spot market and has worked out very well as you can see with respect to the most recent results.

Chris Mandeville: Got it. A quick one being just on grocery. What were comps excluding cigarettes?

Bill Walljasper: Comps excluding cigarettes is going to be in a 4% to 5% range – well 400 to 500 basis point range up from where we finished.

Chris Mandeville: Okay. And then can you touch a little bit on what you're doing with your digital marketing? I guess we've seen a pretty notable increase on e-mails and social media posts. So how was that affected customer engagement and maybe give us a sense of what else you might be doing and how you provided support to Chris and his team?

Bill Walljasper: Yes. So certainly this is a key area for (inaudible) one of many key areas for us and so we're obviously to provide as much support as we can for Chris to stand this up and his team.

And so as you know we kicked off our new e-commerce website here in April to see much enhanced streamlined site, reducing the number of clicks that a customer has to go through. As I mentioned earlier it creates an automatic opportunity for cross-sell, so we are seeing a nice uptick in regards to that.

I think right now it's a little too early to give out any results of that here but we will at the next earnings call certainly provide some insight as to how the e-commerce platform.

So along with that it does give us, we start capturing some data of our customers and along with that we started doing some different promotional opportunities running we start doing some different promotional opportunities running through that commerce site with special promotions on pizza during certain days of the week to drive that.

We’ve only done a few of those, so we don't have a lot of results, but at least what we have seen has been very successful in driving volume in what I'll call some of those off-days that you would typically would expect with respect to pizza, primarily.

So, as we move forward into this fiscal year, you will continue to see an increase in social media engagement and other types of engagement with the customers because we are launching a couple of new products, as I mentioned. Obviously the loyalty is one in Q2, but also the mobile app here will start this month from now on.

Chris Mandeville: And then just the final one for me being actually on product innovation on food service. Might be a little bit preliminary being how Darren is coming into the mix here, but any initial thoughts on how you feel about your menu board today in terms of breadth and quality?

Bill Walljasper: Well, I mean, we've been very fortunate and blessed over the last 50-plus years. We've been very, with our prepared food operation, have been very successful in the products.

Pizza is the primary product, as you know. But as we evolve into new states, new consumer preferences, this is an area that needs to evolve.

I know Chris and his team is working diligently on product innovation, but also kind of maybe a product reimaging with different packaging, different ways to package the products to present the products.

And that's just starting under way right now. We'll have a lot more detail around that very aspect in the next conference call, but it is a high priority in the food service category for us.

Chris Mandeville: All right. Great. Terry, congratulations. Please enjoy your retirement. It’s been a privilege working with you.

Bill Walljasper: Yes, you too. Thank you, Chris. Appreciate it.

Operator: Thank you. Our next question is from Chris Prykull from Goldman Sachs. Your line is now open.

Chris Prykull: Good Morning, guys Thanks for squeezing me in. And, Terry, congratulations. So just a couple of follow-up questions for me. On the prepared same-store sales guidance for fiscal 2020, how are you all thinking about the cadence of that?

Would it be fair to characterize it as maybe more back half weighted just given the timing of some of your initiative rollouts? And then what does it assume from a competitive standpoint? And maybe give us an update on what you're seeing from QSR in particular.

Terry Handley: Well, I would tell you – this is Terry. I would tell you that yes to answer the first part of your question that you will see the - more of it in terms of the back half of the fiscal year.

As Bill just mentioned, the e-commerce platform has just rolled out here at the end of April. And while we see a nice jump – actually, a very, very nice jump in terms of the year over online orders, we certainly understand that there's still a great deal of upside there.

The mobile app is coming here in Q1. And then certainly the loyalty program rolling out in Q2 is – as of right now is presently scheduled. So we certainly believe that the back half of the year is where that upside will come in terms of sales.

In terms of the competition, I'll speak specifically to the pizza competitors and – whom we faced as obviously very competitive right now from a promotional perspective. It's something that we are continuing to assess.

And I'm very, very confident that Darren will take that in terms of his assessment in how that strategy might look going forward regarding our pricing promotion on the whole pie -- the whole pizza pie, as well as in terms of our sandwich combos relative to the QSR.

So it's obviously become a very competitive market. Everybody is fighting for every last dollar.We're right there with them, but we also want to make sure that it's a balanced approach and that we certainly aren’t being overprescribed when it comes to the promotional topic.

Chris Prykull: Great. That's helpful. And then if I could just go back to the fuel margin guidance for one second, I guess when you think about the building blocks of how you get to the guidance, is it fair to assume that you start with the three- or five-year average fuel margin which is somewhere between $0.19, $0.195, and then you layer in some benefit from the C-store competitive dynamics that you discussed earlier and then you sort of layer in pricing mix procurement benefits on top of that?

Bill Walljasper: The short answer to that would be yes.

Chris Prykull: Okay. Perfect. And then maybe one last one, just how are you thinking about the interplay between the fleet card and price optimization, and specifically the impacts to gallons versus margins as the year progresses? I guess maybe more explicitly, how should we think about the cadence of same-store gallon growth as the fleet card ramps?

Bill Walljasper: Yes. I guess I would – Bill may have a different opinion on this, but I would look at them as somewhat being a little different in terms of what those opportunities present. But we will continue to roll out the fleet card program in terms of – we see great opportunity here, especially in our markets where we have great density.

And so we certainly will look to the potential there where, in the back half of the year, we'll start to see that start to scale up as the fleet card program becomes more in tune with our – that consumer base and they start to utilize that to a greater degree.

Bill Walljasper: Yes. Just to add to that, in addition to the fleet card ramping up and the universal program ramping up as well, As loyalty is launched in the back half of the year we also anticipate some opportunities there to drive some volume. So as Terry mentioned we definitely believe that we have an opportunity to from a glide path to increases in the back half.

Chris Prykull: Great. Really helpful and good luck this fiscal year.

Bill Walljasper: Thank you.

Operator: Thank you. Our next question is from John Royall from JPMorgan. Your line is now open.

John Royall: Hey. Good morning, guys Thanks for squeezing me in. Most of my questions have been answered I just had one quick one. In prepared foods, you can talk about the promotional activity by QSR competitors that you guys have alluded to in the past and that’s evolved in 4Q and maybe what you're seeing in 1Q So far?

Bill Walljasper: Absolutely, John. This is an area that continues to be very competitive. It has been competitive for some time now.

And so some of the activity that we are seeing, as you might imagine it comes into the pizza category. Pizza roughly is about half of the prepared food and clown category in totality. And so the aggressiveness in pricing and promotional activity from our peers continues to elevate.

And so we continue to try to respond to that. And so that's what we're – that's mainly we're referring to but there are other QSRs also that are also being more proactive in their value propositions and so depending on the market area where we have our stores, we certainly are cognizant of that and we track what we deem to be our top competitors with respect to their promotional activity in our movement.

John Royall: Great. Thank you.

Bill Walljasper: You bet.

Operator: Thank you. At this time I'm showing no further questions. I would like to turn the call back over to Terry Handley, President and CEO for closing remarks.

Terry Handley: I would like to thank everyone for joining us this morning and close the call by reiterating our key initiatives, our design to position Casey's for accelerated revenue growth and improve profitability through our long-term value creation plan.

This will be accomplished through a disciplined capital allocation strategy that focus – focuses on prioritizing high return growth and profitable initiatives. We strongly believe the combination of these actions will continue our long-term track record of driving shareholder value. Thanks, everyone and have a great day.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect.